Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1(File No. 333-144866) and related Prospectus of Velocity Express Corporation for the registration of 6,736,831 shares of its common stock and to the incorporation by reference therein of our report dated October 17, 2005, with respect to the consolidated financial statements and schedule of Velocity Express Corporation at July 2, 2005, and for the year ended July 2, 2005 included in its Annual Report (Form 10-K, as amended) for the fiscal year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
November 5, 2007